Exhibit 99.1

[LOGO OF THE CEREGHINO GROUP]
[LOGO OF ABX AIRTM]		CORPORATE INVESTOR RELATIONS
CONTACT:	Joseph C. Hete – President & CEO	5333 – 15TH AVENUE SOUTH, SUITE 1500
	145 Hunter Drive	SEATTLE, WA 98108
	Wilmington, OH 45177	206.762.0993
	937.382.5591	www.stockvalues.com
NEWS RELEASE

ABX AIR FILES TO INTERVENE IN ALPA vs. DHL LAWSUIT

WILMINGTON, OH – August 25, 2003 – ABX Air (OTC/BB: ABXA) announced today that it has filed a motion to intervene in a lawsuit between the Airline Pilots Association (ALPA) and DHL Holdings (USA) Inc./DHL Worldwide Express, Inc.

ALPA represents the pilot group at Astar Air Cargo, formerly DHL Airways Company. ALPA has requested injunctive relief that includes having the Airborne, Inc.’s freight currently being flown by ABX Air transferred to Astar Air Cargo. On August 15, 2003, Airborne became an indirect wholly owned subsidiary of DHL Worldwide Express and ABX Air became an independent, publicly owned company. Airborne and ABX Air have entered into an aircraft, crew, maintenance and insurance (ACMI) agreement and a hub services agreement pursuant to which ABX Air will transport and sort freight for Airborne.

“Our contract with Airborne is clear,” stated Joe Hete, President and CEO of ABX Air. “While we are obviously not a party to the dispute between ALPA and DHL, the interests of our shareholders, employees and the communities that we serve should not be ignored. We firmly believe that ALPA’s request for injunctive relief is inappropriate and does not serve the public interest. We could not let this matter progress without taking steps to inform the Court of the serious adverse ramifications of the remedy that ALPA is seeking.”

Management at ABX is confident that any ALPA action challenging the ACMI agreement between Airborne and ABX Air is not sound and will ultimately be rejected by the Court and/or an arbitrator.

ABX Air is a cargo airline that operates out of a privately owned airport in Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity to Airborne, the company, which has a fleet of 115 airplanes, provides charter services to a diverse group of customers. With over 7,200 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information, the matters discussed in this release contain forward-looking statements. These forward-looking statements involve risks and uncertainties, as described in the ABX Air Registration Statement on Form S-4, which is on file with the SEC, that could cause actual results or performance to differ materially from the results discussed in the forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information, including, but are not limited to, maintaining regulatory approval, the ability to successfully obtain new business, obtaining adequate liquidity, risks associated with maintaining a fleet of aircraft and the trading liquidity of ABX Air, Inc.’s shares, domestic and international economic conditions, the results of pending legal and contractual disputes, the impact of war and terrorism on the air package delivery business, competitive pressure, cost cutting initiatives, improving operating margins and productivity, changes in customers’ shipping patterns, and other risks and uncertainties.